Novoste Corporation                                                Exhibit 10.25

THIS AGREEMENT made in duplicate this 14th day of October, 1999,

BETWEEN:                AEA TECHNOLOGY-QSA, GMBH
                              having a place of business at
                              Gieselweg 1
                              D-38110, Braunschweig
                              GERMANY
   ("QSA")
AND:                       NOVOSTE CORPORATION
                              having a place of business at
                              3890 Steve Reynolds Boulevard
                              Norcross, GA 30093 USA
   ("Novoste")

WHEREAS:

I. Novoste is the owner of certain patents, data, information and technology related to the treatment of coronary artery restenosis;

II. QSA has expertise in the production and processing of radioactive material, including the necessary patents, know-how, techniques, methods, processes and trade secrets for the development and manufacture of sealed sources and dosimetry;

III. Novoste desires that QSA manufactures Sr90 sources to meet Novoste's commercial supply requirements; and

IV. Novoste desires that QSA develops the required sources, construct a facility at its site in Braunschweig, Germany, and then to manufacture Novoste's requirements for Sr90 sources, in accordance with the terms, conditions and specifications set out herein.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the Parties hereto agree as follows:


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                             ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement:

1.1   "Affiliated Company" shall mean either

      (a) a company which is at least majority owned or majority controlled by a Party hereto or which holds at least a majority interest or majority control in such Party;
      or
      (b) a parent company to one of the Parties hereto

1.2 "Batch" shall mean a production batch of Source Trains manufactured by QSA under this Agreement.

1.3 "Background Technology" shall mean all QSA or its Affiliated Company(s) proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which is required for the purposes of performing the obligations of QSA under this Agreement and which is owned by QSA or its Affiliated Company(s), or which QSA is authorized to use, or which is licensed to QSA from third parties and which is in existence in the form of a written, description, prototype or can otherwise be demonstrated to be the property of QSA or its Affiliated Company(s), prior to the Effective Date.

1.4 "Clinical Trials" shall mean animal and human trials for clinical development of the Medical Device.

1.5 "Commercial Phase" shall mean the period commencing at the date of the first commercial sale of Sources from QSA to Novoste which have been manufactured in the Facility, for Novoste after receipt of marketing authorization from the appropriate Regulatory Authorities.

1.6 "Development Phase" shall mean the period commencing from the Effective Date until completion to Novoste's reasonable satisfaction of the activities described in Schedule A and any other schedules referred to in Schedule A.

1.7   "Effective Date" shall mean the date first written above.

1.8 "Equipment(s)" shall mean the moveable assets to be purchased or manufactured by QSA for and on behalf of Novoste. Said equipment will be detailed in project invoices from QSA to Novoste and will be clearly tagged and identified as Novoste property.

1.9   "European Authority" shall mean Novoste's Notified Body.

1.10 "Facility" shall mean the production line facility to be constructed by QSA in its currently existing factory in Braunschweig, Germany, as described in Schedule B and which will be constructed and installed for the production of Sources. The post billet part of the Facility shall be for the sole use of satisfying the requirements of this Agreement.


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

1.11 "Facility Program" or "Facility Phase" shall mean the program for the construction of the Facility as described in Article 5.

1.12 "Hot Cell(s)" shall mean the assets to be purchased or manufactured by QSA for and on behalf of Novoste and installed in the Facility for the term of this Agreement (unless QSA exercises the option under Article 6.1 (ii)), as more specifically defined in Schedule "B".

1.13  "Initial Term" shall have the meaning set forth in Article 3.1 hereof

1.14 "Initial Term Notice" shall mean the written notice by either Party which shall be given at least eighteen (18) months prior to the end of the Initial Term and by which the notifying Party informs the other Party that it does not wish to extend the term of the Agreement beyond the Initial Term.

1.15  "Isotope" or "Sr-90" shall mean Strontium 90 radio-chemical.

1.16 "Jointly Owned Arising I P" shall mean any and all improvements or changes to the Background Technology funded by either Party under this Agreement. All such improvements shall be jointly owned by the two Parties hereto and used by them only in conformity with this Agreement.

1.17 "Major Repair(s)" shall mean a repair to a given asset entailing expenditures in excess of the lesser of:

      (i) twenty-five per cent (25%) of the subject asset's purchase price as determined at the time of purchase by the invoice price less any discounts received, or

      (ii)  twenty-five thousand euros ((euro)25,000).

1.18 "Medical Device" shall mean Novoste's Beta-Cath System(TM) as described in Schedule C.

1.19 "Minimum Batch Size" shall mean the minimum number of Source Trains to be assembled in one batch and the number of which is to be mutually agreed in writing prior to the commencement of the Commercial Phase.

1.20 "Notice of Termination" shall mean the written notice given by either Party to the other Party to terminate the Agreement after the Initial Term has ended. Notice of Termination must be given at least eighteen (18) months prior to the date of effective termination.

1.21  "Novoste Notified Body" shall mean TUV Product Services.

1.22 "Novoste Technology" shall mean all Novoste proprietary technology, including patents, know-how, techniques, methods, processes and trade secrets which is required for the purposes of performing the obligations of Novoste under this Agreement and which is owned by Novoste, or which Novoste is authorized to use, or which is licensed to Novoste from third parties and which is in existence in


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      the form of a written, description, prototype or can otherwise be demonstrated to be the property of Novoste, prior to the Effective Date.

1.23 "Process" shall mean the process of formulation, dispensing, encapsulation, de- encapsulation, re-encapsulation, inspection and testing of Sources to meet Novoste's Specification.

1.24 "QSA Repairs" shall mean repairs or maintenance to the Equipment and Hot Cells that are necessary through QSA's abuse, improper operation, inadequate maintenance, negligence or willful misconduct.

1.25 "Scheduled Batch Completion Date" The date for which QSA has received final confirmation from Novoste that a Batch is required. Such confirmation from Novoste will be given at intervals no less than 14 (fourteen) days prior to when dispatch is required by Novoste

1.26 "Specification(s)" shall mean those specifications for the Source and Source Trains set out in Schedule D.

1.27 "Source(s)" shall mean encapsulated Sr-90 material produced using the Process which meet the Specifications.

1.28 "Source Train(s)" shall mean a set of Sources (presently 2.5mm in length) in varying train lengths (presently 30mm, 40mm, 50mm and 60mm) meeting the Specifications suitable for use in the Medical Device.

1.29  "Transfer Date" shall have the meaning set forth in Article 6.1 sub-clause
      (v) hereof.

1.30 "United States Authority" shall mean the United States Food and Drug Administration.

1.31 "Validation" shall mean the program mutually agreed to by the Parties by which documented evidence provides assurance that the Process will consistently produce Sources that meet Specifications and quality attributes, to the reasonable satisfaction of both Parties and the appropriate Regulatory Authorities.

                               ARTICLE 2 - PURPOSE

2.1   Scope and Object

      The scope and object of the Agreement is to complete the development of Sources in accordance with the development responsibilities and obligations attributed to each of the Parties as set out in this Agreement. In addition, this Agreement shall provide for the construction of a Facility at QSA's manufacturing site in Braunschweig, Germany, for the manufacture of Sources and the supply of Source Trains for Clinical Trials and commercial sales.


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                                ARTICLE 3 - TERM

3.1   Initial Term

      The initial term of this Agreement shall commence upon the Effective Date and, unless terminated earlier pursuant to this Agreement, shall continue until the fifth anniversary of the commencement of the Commercial Phase ("Initial Term").

3.2   Extension

      The term of this Agreement shall be automatically extended after expiration of the Initial Term unless either Party has given Initial Term Notice to the other Party. At least two years prior to the end of the Initial Term, the Parties agree to meet in order to discuss, in good faith, their intentions with respect to whether or not to continue the term of this Agreement beyond the Initial Term.

                          ARTICLE 4 - DEVELOPMENT PHASE

4.1   Development Activities

      During the Development Phase, QSA and Novoste shall respectively carry out their obligations described and attributed in Schedule "A", it being understood that some activities may be reasonably delayed to the extent that such activity is premised on the work or provision of data, information or technology by the other Party which such other Party does not provide on a timely basis. Each Party shall use their best efforts in order to carry out their respective obligations and responsibilities set out in Schedule "A" to the timescales specified.

      The Parties acknowledge and agree that Schedule "A" may only be amended during the course of the Development Phase to accommodate unforeseen events and results beyond the reasonable control of the Parties. All such changes to Schedule "A" shall be made by written agreement of the Parties.

      The Project Managers (as specified at Article 22.1) will meet at least quarterly, at locations to be agreed, including videoconferencing, for the purpose of reviewing the status of the project and to assess progress against the milestones and activities set forth in Schedule "A". QSA shall also provide written reports to Novoste, on a monthly basis, setting out the progress against milestones set forth in Schedule "A".

      If Novoste has reasonable grounds to be dissatisfied with respect to any failure by QSA to meet its obligations described in Schedule A, Novoste, following written notice to QSA, may suspend payments otherwise due QSA and may suspend performance of its other obligations hereunder until reasonable satisfactory progress is achieved by QSA, or Novoste may terminate this Agreement by giving thirty (30) days written notice to QSA. Following such notice or notice under Article 4.2 hereto, QSA shall endeavor to bring all activities to a timely end, however QSA shall have the right to claim from Novoste reimbursement of all reasonable costs necessarily and properly incurred by them in relation to the


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

      orderly cessation of the work, including any commitments, liabilities or expenditure which are reasonably and properly incurred and would otherwise represent an unavoidable loss by QSA by reason of the termination of this Agreement. For the avoidance of doubt Novoste will not indemnify QSA against loss of future profit.

4.2   Development Phase Termination

      At each quarterly review meeting of the Project Managers an assessment shall be made of the progress of the Development Stage and the ability of both Parties to fulfill the terms of this Agreement. Should both Parties agree in writing during the Development Phase that it is no longer possible to fulfill the terms of this Agreement, then this Agreement shall be terminated.

                          ARTICLE 5 - FACILITY PROGRAM

5.1   Construction of Facility

      Subject to successful completion of the relevant parts of the Development Phase to the satisfaction of Novoste, QSA shall construct the Facility at its site in Braunschweig, Germany to carry out the manufacture of Sources. QSA will use its commercially reasonable best efforts to complete the Facility Program in accordance with the Gantt Chart set forth in Schedule
      B. Schedule B may only be modified as agreed in writing by the Parties. If Novoste has reasonable grounds to be dissatisfied with the performance of QSA in constructing the Facility in accordance with the Facility Program or in accordance with Schedule B, Novoste may, following written notification to QSA, suspend payments otherwise due QSA and Novoste may suspend performance of its other obligations hereunder until satisfactory performance is achieved or Novoste may terminate this Agreement by giving thirty (30) days written notice to QSA. Following such notice, QSA shall endeavor to bring all activities to a timely end, however QSA shall have the right to claim from Novoste reimbursement of all reasonable costs necessarily and properly incurred by them in relation to the orderly cessation of the work, including any commitments, liabilities or expenditure which are reasonably and properly incurred and would otherwise represent an unavoidable loss by QSA by reason of the termination of this Agreement. For the avoidance of doubt Novoste will not indemnify QSA against loss of future profit.

5.2   Facility Program Capital Cost

      The actual capital cost of the Facility Program will be calculated on a time and materials basis as set out in Article 9.1. The facility shall be completed by QSA by February 16, 2001. The budgeted capital cost for performance of the Facility Program by QSA is estimated at the Effective Date to be three million, seven hundred and sixty-four thousand euros ((euro)3,764,000). Any cost in excess of the estimated budgeted capital cost shall be subject to the prior written authorization of Novoste.


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                           ARTICLE 6 - ASSET OWNERSHIP

6.1   Equipment

      (i) Under this Agreement QSA will purchase or manufacture, on behalf of Novoste, the Hot Cell(s) and Equipment, which will be installed in the Facility as described in Schedule B. Upon completion of the purchase or manufacture of the Hot Cell(s) and Equipment, a warranty bill of sale in a form reasonably acceptable to Novoste, shall be executed and delivered to Novoste transferring full title to such Hot Cell(s) and Equipment dedicated to Novoste requirements free and clear of all liens, claims, or encumbrances. Subject to Novoste's obligations to transfer ownership of the Hot Cell to QSA under circumstances as set forth in this Agreement, Novoste shall at all times hold all right, title and interest in the Hot Cell and Equipment; provided, however, that during the term of this Agreement, usage thereof shall belong exclusively to QSA for the purposes of producing Sources for Novoste at the Braunschweig, Germany site. Since the Equipment will be in QSA's possession, QSA represents and warrants that the Hot Cell(s) and Equipment shall not be encumbered, and shall, during the term of this Agreement, remain free and clear of any and all encumbrances including, but not limited to, mortgages, charges and liens and that no effective financing statement, pledge or other instrument similar in effect covering all or any part of the Hot Cell(s) or Equipment has been agreed or will be agreed by QSA or Parties claiming by, through or under QSA.

      (ii) In partial consideration of the services to be performed hereunder by QSA and in consideration of the payment of one dollar ($1.00) the sufficiency of which is hereby acknowledged, on the earlier of the natural expiration or termination of this Agreement by Novoste (for whatever reason other than the default by QSA), should QSA wish to retain the use of the Hot Cell(s), Novoste agrees without further notice or demand to transfer all of its right, title and interest in and to the Hot Cell and Equipment to QSA. After transfer of title, QSA will following such transfer be responsible for any decontamination or decommissioning costs of the Facility.

      (iii) At the conclusion of this Agreement (for what ever reason) the Hot Cell and other dedicated Equipment at Braunschweig, will need to be decontaminated . This shall be the responsibility of Novoste unless QSA is able and chooses to exercise its option to acquire title to the Hot Cells and Equipment. At the time of the completion of the Facility, February 16, 2001, Novoste shall establish an Escrow Account for the estimated cost to Decontaminate and Decommission the Facility (currently estimated at (euro)127,748). This Escrow Account shall be funded either by cash in a German bank account or by an irrevocable letter of credit, and be held by Novoste's attorney. Should QSA decline to exercise its option, or fail to be allowed to exercise the option due to its default of this Agreement, to own the Hot Cell and the Equipment, then upon the natural expiration or termination of this Agreement by Novoste the funds established by Novoste in the "Decontamination and Decommissioning" Escrow Account


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            or through the letter of credit will be made available to QSA and shall be used exclusively for the decontamination and decommissioning of the Hot Cell(s) and any other Equipment prior to their removal by Novoste from the Braunschweig site. Should QSA exercise the option to own the Hot Cell(s) and the Equipment, then the funds held in the Escrow Account will revert to Novoste or the letter of credit canceled. At each calendar year end during this Agreement, Novoste will increase or decrease the balance of the Escrow Account or the letter of credit to reflect the reasonable costs of Decontamination and Decommissioning as estimated by QSA. If the balance of the Escrow Account exceeds the funds necessary for Decontamination and Decommissioning, the excess shall be returned to Novoste immediately upon completion of Decontamination and Decommissioning.

      (iv)  Except as may be provided in accordance with Article 16.1 sub-clause
            (vii), in no event may QSA use or permit any third Party to use the Hot Cell(s) or Equipment for the manufacture of any Source or Source Trains, any products which use technology of Novoste, or any products which could compete with the sale of Sources or the Medical Device (including the Source or Source Train) by Novoste. If title to the Equipment and Hot Cell(s) is obtained by QSA, QSA may not sell, transfer, lease, or permit the use of the Hot Cell(s) or the Equipment by third parties without first notifying Novoste and providing Novoste the opportunity to match the terms of any such sale, transfer, lease, or permit. Should Novoste decline to exercise such an option to purchase or acquire use of the Equipment and Hot Cell(s) then QSA shall be relieved of all obligations under this Article.

      (v) It is understood that Novoste may finance the purchase and construction of the Hot Cell(s) and Equipment through debt and provide a preferred security interest (Sicherungseigentum) in the Hot Cell(s) and Equipment to a financing institution or other lender. Until such time as Novoste has made the transfer as set out in Article 6.1sub-clause(ii) or has otherwise transferred ownership of the Hot Cell(s) or Equipment as set out elsewhere in this Agreement (the "Transfer Date"), QSA shall have, and is hereby granted a secondary security interest (nachrangiges Anwartschaftsrecht auf Sicherungseigentum) in and to the Hot Cell(s) behind any security interest provided to any financing institution or other lender. The secondary security interest in the Hot Cell(s) and the provision for eventual Decontamination and Decommissioning set forth above shall be perfected by possession of the Hot Cell(s) by QSA and shall be effective as of the date of commencement of installation of such Hot Cell(s) and shall serve as collateral for the carrying out of the obligations of Novoste set out in this Agreement. Until the Transfer Date, QSA at all times during the Term of this Agreement shall be entitled to the use and possession of the Hot Cell(s) and Equipment in accordance with this Agreement, and the Hot Cell(s) and Equipment, shall be maintained and preserved by QSA at its expense in accordance with the provisions set out in this Agreement. Novoste shall execute all documents reasonably required to provide a secondary security interest in and to the Hot Cell(s) to QSA.


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      (vi)  The labor rates and material handling markups on assets constructed by QSA or its affiliates for this Phase are set forth at Article 9.1 hereto.

             ARTICLE 7 - GENERAL MANUFACTURE AND SUPPLY OBLIGATIONS

7.1   Source Supply

      QSA agrees to use the Process to produce Sources that meet the Specifications in conformity with all applicable laws, rules and regulations of Germany, the European Union and the United States and to ship Source Trains as directed by Novoste. Subject to the provisions of
      Article 27, during the Initial Term of this Agreement and any renewal or extension thereof, QSA shall manufacture as provided in the preceding sentence and provide Novoste with Source Trains which shall be ordered by Novoste under this Agreement for the purposes of clinical trials and commercial sale of the Medical Device.

7.2   Batch Size and Minimum Purchase Commitment

      Novoste agrees that it shall order Source Trains at the price set forth in
      Article 9.3 in batch sizes no smaller than the Minimum Batch Size. Novoste further agrees that it shall purchase from QSA a minimum of XXXXX Source Trains during each twelve months period after commencement of the Commercial Phase for the remaining period of this Agreement. Should Novoste not order the minimum number of Source Trains in any twelve month period from the commencement of the Commercial Phase, then it shall pay QSA a penalty of XXXXX of the price for the difference between the number of actual Source Trains ordered and the minimum purchase requirement for that period.

7.3   Testing and Documentation

      QSA shall certify in writing, to Novoste, and shall provide backup evidence as requested, that each Batch of Source Trains was produced and tested in compliance with:

      (i)   the Specifications; and

      (ii) all applicable laws, rules and regulations of Germany, the European Union and the United States, and in accordance with procedures agreed between Novoste and QSA.

      The tests and analyses provided in the Specifications as well as the nature and form of written certification may be amended from time to time only by mutual

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.


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      written consent of the Parties.

7.4   Repairs and Maintenance

      After the Facility is installed, QSA shall maintain such Facility, Hot Cell(s) and Equipment in satisfactory operating condition as required to enable QSA to manufacture Sources to Specification in accordance with the Process and all other applicable laws, regulations, rules or orders. In the event of any conflict between the applicable laws, regulations, rules or orders, QSA will notify Novoste of such conflict and the Parties shall act in good faith to resolve such conflict or to determine which laws, regulations, rules or orders should take precedence. Routine repairs, preventive maintenance and service contracts for the Facility and Equipment shall be arranged by QSA.

                         ARTICLE 8 - GENERAL OBLIGATIONS

8.1   Isotope Supply

      QSA shall obtain Sr90 in sufficient quantities to meet its obligations hereunder. QSA shall at all times own the Sr90 until incorporated into Sources and title for the Sources passed to Novoste.

      QSA shall contract for the supply of the amount of Isotope necessary for QSA's production of Sources pursuant to this Agreement. Should QSA have difficulty in procuring Strontium 90 at competitive prices, Novoste shall be free to secure such supplies for QSA as are necessary for the production of the Sources and Source Trains pursuant to this Agreement. Where Novoste supplies the Strontium 90, the cost to Novoste of the Sources shall be adjusted accordingly.

8.2   Unavailability or Scarcity of Isotope

      It is understood that QSA's obligation to supply Isotope is conditional, depending upon its ability to obtain a sufficient supply of the Isotope. QSA will use its best efforts to locate and obtain a sufficient supply of Isotope to manufacture Sources required by Novoste. QSA will notify Novoste upon QSA's first knowledge of a shortage or likelihood of any shortage of Isotope if such shortage will impact the manufacture of the Sources. Except as set out below, QSA shall not be liable for any delays in the supply of Isotope if due to causes described in Article 27 hereof.

8.3   Production Planning for Clinical Trail and Commercial Supply

      During the first five (5) business days of each month commencing with the Commercial Phase of this Agreement, QSA and Novoste will establish a schedule of Batch runs for the next eight (8) weeks. Novoste shall provide QSA with confirmation of Batch orders no later than fourteen (14) days prior to a Scheduled Batch Completion Date. QSA shall be under an obligation to deliver to Novoste the confirmed Batch order within the agreed time schedule for such delivery. This approach to production planning may be modified as mutually agreed to by the


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      Parties based upon Novoste's and QSA's experience in clinical and commercial supply.

                              ARTICLE 9 - PAYMENTS

9.1   Development and Facility Program

      As with the previous Agreements signed by the two Parties hereto, in performing the Development Phase, QSA will invoice Novoste quarterly in arrears, providing an adequate description of the work billed. In the Facility Program, QSA will provide labor at the hourly billing rates detailed at Schedule B, and will provide materials and equipment at QSA's cost plus an additional ten per cent (10%) administration fee. All charges not included in Schedule A or B hereto shall be subject to the prior written approval of Novoste. Charges shall be due only for services, material and equipment authorized by the terms of Schedule A or Schedule
      B. Monthly invoices that include detailed cost statements shall be submitted to Novoste for work performed during the prior month.

      If QSA is required to purchase items of Equipment or items necessary for the production of Equipment that cost more than (euro)15,000, Novoste shall pay such amounts one week in advance of QSA making such payments to third parties.

9.2   Payment for Repairs and Maintenance

      QSA shall be responsible for the payment of all repair and maintenance costs. Novoste will repay all reasonable expenses for any Major Repairs to or replacement of the Equipment except for QSA Repairs. All costing for all repairs shall be on the same basis as the Facility Phase.

      The maximum amount QSA will be required to pay in any calendar year for routine repairs, preventive maintenance and service contracts for the Facility and Equipment shall be fifty thousand euros ((euro)50,000), plus all amounts required for QSA Repairs. Any reasonable amounts for routine repairs, preventive maintenance and service contracts for the Facility and Equipment other than QSA Repairs in excess of fifty thousand euros ((euro)50,000) in any calendar year will be borne by Novoste. Preventive maintenance and service contracts for the Equipment in excess of twenty-five thousand euros ((euro)25,000) which are approved in advance by Novoste will be borne by Novoste. All amounts set forth in this Article shall be based on QSA's out-of-pocket costs and QSA's standard internal labour rates. QSA shall co-ordinate with and advise Novoste regarding the advisability of any Major Repair or replacement. The only repairs, if any, to the Facility or Equipment which shall be borne by Novoste are those set forth in this Article. All other repairs shall be borne by QSA.

9.3   Purchase Price for Source Trains

      Prior to the commencement of the Commercial Phase, the Parties shall agree the price that shall be paid by Novoste for each Source Train that QSA produces to Specification. Such price shall not exceed XXXXX per Source, exclusive of all


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      packaging and taxes, but inclusive of the cost of disposal of the Sources at the end of the useful life of the Source Train.

9.4   Price Escalation

      XXXXX. It is therefore Novoste's expectation that there will be no price increase from QSA during the first two years of this Agreement after commencement of the Commercial Phase. QSA will be free, and is encouraged, to improve its gross margins by improvements in processes, scrap reduction, inventory management, etc. The prices for the subsequent years will be determined in advance by applying the average annual change in the German cost of living index over the preceding two years in year three and in the previous year for all subsequent years. Should this price increase calculated by using the German cost of living index exceed five percent, then the increase shall be calculated based upon QSA's relevant average annual actual rise in costs.

      It is understood that the costs of operating the Facility can be suddenly increased as a result of direct or indirect Regulatory changes - such as via the costs of conditioning and disposal of radioactive arisings. Should such significant changes arise at any time after the Effective Date then QSA shall immediately inform Novoste and the Parties shall agree a price increase based upon QSA's actual rise in costs.

9.5   Payment Terms

      Except as otherwise provided herein, all invoices shall be paid within 30 days. Where there is any dispute with regard to any item on any cost statement and or invoice, payment for that item shall be withheld until such time as any dispute is settled. Payment shall not be withheld from any item that is not under dispute.

      All payments, costs and prices included in this Agreement shall be exclusive of all taxes.

9.6   Currency

      Unless otherwise specified, all sums set out in this Agreement shall be in Euros.

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.


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9.7   Audit

      QSA shall keep accurate books and accounts of record in connection with the manufacture by it of the Sources in sufficient detail to permit accurate determination of all figures necessary for verification of all compensation required to be paid pursuant to Article 9. QSA shall maintain such records for a period of three (3) years after the end of the year in which they were generated. These records may be audited by Novoste in accordance with this Agreement, and shall be available for review by Novoste at any time upon reasonable notice.

      Except as provided below, Novoste, at its sole expense and through its accounting personnel or, if Novoste elects, through an independent certified public accountant reasonably acceptable to QSA, shall have the right to examine the books and records of QSA relating to the activities of QSA hereunder and compensation due QSA hereunder for the sole purpose of verifying such statements. Such audit shall be conducted upon six (6) weeks' prior written notice to QSA during ordinary business hours, and shall not be more frequent than once during each calendar year except for those records pertaining to the supply of Strontium 90. In the case of Strontium 90 records, these can be inspected with 5 days notice at intervals no shorter than three (3) months. Novoste agrees to keep in strict confidence all information learned in the course of such audits, except when it is necessary to reveal such information in order to enforce its rights under this Agreement. Novoste's right to have such records examined shall survive termination or expiration of this Agreement for a period of one (1) year. As each Phase of this Agreement shall be priced and invoiced in a different manner, any financial audits undertaken by Novoste, shall be done in a way that is appropriate for the type of pricing and invoicing that was undertaken. In all events, QSA shall promptly remit to Novoste the amount of any overpayment, plus interest at the rate of 10% per annum from the date such payment was received by QSA until repaid to Novoste. In addition, if the audit reveals an overcharge of more than ten percent (10%) of the amount due, QSA shall reimburse Novoste for the cost of the related audit and any costs incident thereto, including attorney's fees and all costs of collection. Should such audits reveal that QSA have undercharged Novoste, then Novoste shall promptly remit to QSA such sums as have not been recovered.

                        ARTICLE 10 - ORDERS AND SHIPMENTS

10.1  Orders and Shipments

      During the term of this Agreement, Novoste will forward orders to QSA by facsimile (or other suitable means). Such orders shall include the identity of the recipient and delivery destination. Delivery of Source Trains to Novoste or as otherwise directed by Novoste shall be ex-Works transport vehicle at QSA's facility in Braunschweig, Germany. Risk for the goods shall pass to Novoste at point of delivery to the transport vehicle. Title to the goods shall pass to Novoste upon QSA receiving payment from Novoste.

      During the term of this Agreement QSA shall subject to Article 27.1, meet Novoste's orders and delivery requirements.

      Prior to the first shipment of Source Trains to any third Party site, QSA shall obtain from such third Party its license evidencing proper legal authority for the receipt and possession of the Source Trains by such third Party. If QSA is unable to obtain such license from the third Party, Novoste, upon QSA's request, shall obtain and provide such evidence of legal authority for the receipt and possession of the Source Trains by such third Party. Novoste shall obtain all approvals, licenses and permits required to import the Source Trains into any territory where Novoste directs shipments to be sent.

      QSA shall make shipping arrangement with carriers designated in writing by Novoste from the ex-Works point to the delivery site. All transportation and packaging costs incurred to deliver Source Trains ordered by Novoste shall be borne by Novoste.

10.2  Batch Not Meeting Specifications

      If either Party or its designee discovers that a Batch of Source Trains does not meet the Specifications, then the discovering Party shall promptly communicate in writing with the other Party to determine a mutually agreed course of action. With respect to any such Batch of Source Trains which do not meet Specifications, QSA will promptly:

      (i) replace such Batch of Source Trains at no additional cost (with QSA also paying all costs to deliver such replacement Batch to the Novoste designated site);

      (ii) reimburse Novoste for its actual costs incurred to return the Source Trains to QSA and for any purchase price paid by Novoste for such Source Trains; and

      (iii) indemnify Novoste for any other costs it incurs by reason of such Batch of Source Trains or single Source Trains not meeting Specifications. Such costs shall exclude any loss of profits or any other form of consequential loss.

10.3  Inventory Requirements

      Within one month of the commencement of the Commercial Phase of this Agreement, QSA shall maintain a minimum Source inventory of XXXXX Sources. This minimum inventory stock level shall be reviewed by QSA and Novoste at semi-

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

      annual intervals to ensure compatibility with recent purchasing volumes. Upon Termination of this Agreement for any reason whatsoever, Novoste shall purchase the minimum inventory stock at QSA.

                              ARTICLE 11 - LICENSE

11.1  Royalty Free Licenses

      Novoste hereby provides to QSA a non-exclusive, non-transferable, royalty free license during the term of this Agreement to use Novoste Technology, for the sole purpose of assisting QSA in carrying out its obligations set out in this Agreement or when mutually agreed to develop and manufacture products supporting the use of Novoste's products. QSA hereby provides to Novoste a non-exclusive, non-transferable, royalty free license during the term of this Agreement to the Background Technology, for the sole purpose of assisting Novoste in carrying out its obligations set out in this Agreement or when mutually agreed to develop and manufacture products supporting the use of Novoste's products.

               ARTICLE 12 - NOVOSTE REPRESENTATIONS AND WARRANTIES

12.1  Novoste Warranties

      Novoste represents, warrants and covenants that:

      (i)   it has full right, power and authority to enter into this Agreement;

      (ii) it is the owner or licensee, in Germany, the United Kingdom and the United States, of the patents, data, information and technology supplied to QSA by Novoste to assist QSA in carrying out its obligations hereunder;

      (iii) exercise of the patent(s) and technology provided by Novoste do not, to Novoste's best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties;

      (iv) it has the right to provide any license and right to permit QSA to use the patents and technology related to the Sources provided to the extent required to assist QSA in carrying out its obligations under this Agreement;

      (v) it has not received any notice of adverse claim or infringement of any patent or misappropriation of trade secrets in connection with the use and exploitation of the patents, data, information and technology provided hereunder and related to the Sources; and

      (vi) this Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding agreement of Novoste, enforceable in accordance with its terms.

      The foregoing warranties shall be in lieu of and shall exclude all other warranties (as conditions) expressed or implied, statutory or otherwise, including any implied warranties (as conditions) of merchantability or fitness for a particular purpose.

             ARTICLE 13 - NOVOSTE'S INTELLECTUAL PROPERTY INDEMNITY

13.1  Indemnification of QSA

      Novoste hereby agrees to indemnify, defend and hold QSA, its Affiliates and all of the officers, directors, employees, and agents of QSA and its Affiliates harmless from any and all damages directly suffered by them arising out of or related to (a) the breach or falsity of any representation of Novoste contained herein or (b) the negligent or willful misconduct of Novoste or its officers, directors, employees or agents, or
      (c) any breach by Novoste of its obligations hereunder.

      Novoste shall indemnify and hold QSA harmless from and against any liabilities, claims, damages and expenses (including reasonable attorney's fees) which QSA may be compelled to pay in any judgment, claim or action arising from infringement, of third Party copyright, patents, technology or other intellectual property rights, resulting from QSA's use of any data, information, technology or patents, as provided by Novoste hereunder. QSA shall give written notice of any such legal action promptly after QSA's first knowledge thereof. Novoste shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. QSA may not settle nor compromise any legal action without the prior written consent of Novoste. This indemnity shall survive termination of the Agreement.

      This Article shall not apply to any liability resulting from the use of the aforementioned intellectual property for unauthorized purposes.

      In the event that any portion of the Novoste Technology is, in Novoste's reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, Novoste reserve the right and may at its option:

      (i)   procure the right to continue using the technology; or

      (ii)  modify the technology to become non-infringing.

                ARTICLE 14 - QSA'S REPRESENTATIONS AND WARRANTIES

14.1  QSA's Representations and Warranties

      QSA represents, warrants and covenants that:

      (i)   It has full right and authority to enter into this Agreement;

      (ii) It is the owner or has legal rights of use of its data, information and technology contributed with respect to the Process;

      (iii) The data, information and technology contributed by QSA does not, to QSA's best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties;

      (iv) It has not received any notice of adverse claim of infringement of any patent or misappropriation of trade secret or any other intellectual property rights in connection with the use and exploitation of the data, information and technology used with respect to the Process;

      (v) There is no action or proceeding pending or insofar as QSA knows or ought to know, threatened against QSA before any court, administrative agency or other tribunal which might have a material adverse effect on QSA's business; and

      (vi) This Agreement has been duly authorized by all necessary corporate and government action and constitutes a valid and binding agreement of QSA, enforceable in accordance with its terms.

14.2  Source Train Product Warranty

      Source Trains will be warranted by QSA as being free from any defect in material and workmanship for a period of twelve (12) months from date of delivery to Novoste or delivery to a third Party as directed by Novoste. QSA will not be responsible for any other defects or damage under such warranty including but not limited to that caused by the neglect, misuse, abuse or alteration by Novoste or a third Party.

      QSA's obligation under such warranty shall be limited solely to an obligation to repair or replace all defective Source Trains and to pay or reimburse associated costs or expenses reasonably incurred as a result of such replacement, including shipping costs but not consequential losses suffered due to delay related thereto, and to return replaced defective sources to QSA. QSA shall be responsible for properly disposing of, or recycle if permitted, replaced defective Source Trains all in accordance with applicable laws and regulations.

      The foregoing warranties shall be in lieu of and shall exclude all other warranties (as conditions) expressed or implied, statutory or otherwise, including any implied warranties (as conditions) of merchantability or fitness for particular purpose.

      At the end of each trains' useful life, Novoste will return the Source Trains to QSA within one year after the end of the useful life for decommissioning and storage. Such disposal and storage costs are included in the initial purchase price of the Source Trains.

               ARTICLE 15 - QSA'S INTELLECTUAL PROPERTY INDEMNITY

15.1  Indemnification of Novoste

      QSA hereby agrees to indemnify, defend and hold Novoste, its Affiliates and all of the officers, directors, employees and agents of Novoste and its Affiliates harmless from any and all damages arising out of or related to (a) the breach or falsity of any representation of QSA contained herein, (b) the negligent or willful misconduct of QSA or its officers, directors, employees or agents, or (c) any breach by QSA of its obligations hereunder, including without limitation its obligation to comply with standard operating procedures.

      QSA agrees to defend, indemnify and hold Novoste, its officers, directors and employees harmless from and against any liabilities, claims, damages and expenses (including reasonable attorneys' fees) which Novoste and such indemnified Parties may be compelled to pay in any judgment, claim or action arising from infringement of third Party copyright, patents, technology or other intellectual property rights resulting from QSA's use under this Agreement of Background Technology. Novoste shall give written notice of any legal action promptly after Novoste's first knowledge thereof. QSA shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. Novoste may not settle nor compromise any such legal action without the written consent of QSA. This indemnity shall survive termination of this Agreement.

      In the event that any portion of the Background Technology developed is, QSA's reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, QSA reserves the right and may at its option:

      (i)   procure the right to continue using the technology; or

      (iii) modify the technology to become non-infringing.

15.2  Arising Intellectual Property Indemnity

      In the event that any portion of the technology developed under this Agreement is, in either Parties reasonable opinion, likely to or does become the subject of a claim for a patent, copyright or other industrial or intellectual property rights infringement, either Party reserves the right and may at its option:

      (i)   procure the right to continue using the technology; or

      (ii)  modify the technology to become non-infringing.

                  ARTICLE 16 - LICENSES, PATENTS AND TECHNOLOGY

16.1  Ownership of Work Performed

      (i) Since all development work has been funded by Novoste, and QSA has brought significant Background Technology, QSA and Novoste agree and acknowledge, that any and all arising ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of this Agreement, shall be jointly owned and be the equal property of both Novoste and QSA. QSA on behalf of its stockholders, directors, employees, officers, Affiliates and representatives hereby assigns to Novoste an equal right, title and interest in and to any and all such arising ideas, improvements, inventions and works of authorship. Jointly Owned Arising IP includes technology related to the XXXXX containing 90SrF2 created for the manufacture of Sources.

      (ii) Notwithstanding the foregoing sub-clause (i), but subject to sub-clause (iii) hereof, Jointly Owned Arising IP shall not include any of the Background Technology or Novoste Technology. Further it shall not include any modifications or improvements to Background Technology that are conceived, written, created or first reduced to practice by QSA during the term of this Agreement but unrelated to the performance of this Agreement by QSA.

      (iii) All data, information, or technology supplied to QSA by Novoste to assist QSA in carrying out its obligations hereunder, shall remain the property of Novoste and shall be returned by QSA to Novoste upon expiration or termination of this Agreement.

      (iv) QSA agrees that it will manufacture Source Trains exclusively for Novoste. This Article will remain in effect and survive the termination of this Agreement for an additional three years, unless otherwise agreed in writing by Novoste,

      (v) Subject to sub-clause (viii) hereto, QSA and Novoste agree that the Jointly Owned Arising IP shall not be sold, licensed, assigned or otherwise provided to any third party without the prior written agreement of the other Party, provided that Novoste shall not unreasonably withhold agreement for QSA to license a third party if required for the purpose of exploiting any non-medical application of the Jointly Owned Arising IP. Further, in the event that there are medical applications for the Jointly Owned Arising IP which are outside the scope of this Agreement the Parties shall consult and seek to reach agreement by which such medical

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

             applications can be jointly exploited, if possible by extending the scope of this Agreement thereto.

      (vi) Following agreement by the two Parties as to the countries in which any patents will be filed, QSA and Novoste agree to jointly and equally fund the filing, prosecution and maintenance of patent applications and any other registration actions and any litigation relating to Jointly Owned Arising IP. In the event of legal proceedings relating to Jointly Owned Arising IP become necessary to defend the Jointly Owned Arising IP, both Parties shall be in agreement to take part in such proceedings, and neither Party shall unreasonably refuse to participate in such proceedings.

      (vii) QSA and Novoste agree that all potential incremental improvements to the Jointly Owned Arising IP will be discussed in advance. Should either Party not be interested in pursing additional medical or industrial applications, and thus not fund such new development areas, then the technology related to these new application areas will be owned exclusively by the Party funding such development. Under these circumstances the licensing of any Intellectual Property owned by the other Party necessary for the use of such developments shall be agreed at a reasonable market rate. Should QSA require the use of the Equipment or Hot Cells to undertake such development outside the medical area, then they agree to advance a payment to Novoste of a reasonable fee for the use of the facility. It is understood that Novoste's seed train production will always have priority.

      (viii) In the event this Agreement expires or is terminated by Novoste under Article 21.1 or by QSA for any reason except under Article 21.1, QSA grants to Novoste a non-exclusive, non-transferable, royalty free license to use and develop Background Technology related to the manufacture of Source Trains. In the event Novoste terminates this Agreement for any other reason, QSA agrees to grant Novoste a license to the Background Technology at reasonable, commercial terms to be agreed by the two Parties. Neither Party shall transfer in any way rights to the Jointly Owned Arising IP to a third party without first notifying the other Party and providing them with the opportunity to match the terms of any such transfer. Should the other Party decline to exercise such an option to purchase or acquire use of the notifying Party's Jointly Owned Arising IP then the notifying Party shall be relieved of all obligations under this sub-clause.

16.2  Patent Applications

      QSA shall prepare all papers, including patent applications, invention assignments and copyright assignments, to perfect the rights, title and other interests in the Jointly Owned Arising IP, and QSA, wherever permitted under the law, shall file and execute such papers jointly in its own name and in the name of Novoste. Reasonable costs related to such preparation and filing shall be shared equally.

      This Article 16 shall survive the termination of this Agreement for any reason including expiration of the term.

                         ARTICLE 17 - REGULATORY MATTERS

17.1  Novoste Responsibilities

      It shall be the responsibility of Novoste or its designee to file, obtain and maintain such licenses, registrations, listings, authorizations and approvals as the European Authority or United States Authority or any other applicable governmental entity may require to enable use of the Source Train in association with the Medical Device. QSA shall provide to Novoste as requested or, at QSA's discretion directly to the regulatory authority (in order to protect the proprietary nature of the information), all required information in its possession necessary to assist Novoste in filing, obtaining and maintaining all licenses, registrations, listings, authorizations and approvals of any governmental entities necessary for the use of Source Trains in conjunction with the Medical Device and in order to seek marketing authorization for the Medical Device.

17.2  QSA Responsibilities

      QSA shall be responsible for obtaining and maintaining all necessary facility licenses, registrations, authorizations and approvals, other than those required to market the Medical Device or use it in clinical trials, which are necessary to develop, manufacture, handle, store, label, package, dispose of, transport and ship Source Trains and radioactive materials in the U.S., Germany, and other jurisdictions specified by Novoste.

17.3  Governmental Inspections, Compliance Review and Inquiries

      Upon request of any governmental entity or any third Party entity authorized by a governmental entity, such entity shall, for the purpose of regulatory review, have access to observe and inspect the Facility and procedures used for the manufacturing, testing, storage and shipping of Sources, including Process development operations, and to audit such Facilities for compliance with applicable regulatory standards, and to perform such other activity as such entity may be authorized to undertake. QSA shall give Novoste prompt notice of any upcoming inspections or audits by a government entity of the Facility or procedures and shall provide Novoste with a written summary of such inspection or audit following completion thereof. QSA agrees to use commercially reasonable efforts to promptly rectify or resolve any deficiencies noted by a government entity whether communicated orally, in a report or correspondence or otherwise issued to QSA.

17.4  Access to the Facility

      Novoste shall have reasonable access to the Facility and procedures:

      (i) at least once per calendar quarter and more frequently for good cause, for the purpose of observing the Process development relating to the Sources, and

      (ii) no more frequently than semiannually (except for good cause) for the purpose of auditing the Facility for compliance to applicable regulatory requirements and standards relating to the Sources and timely performance by QSA of its obligations hereunder.

      After commencement of the Commercial Phase, Novoste shall, as mutually agreed and no less frequently than semiannually (except for good cause), be entitled to access to the Facility for the purpose of observing any Process development or to audit the Facility for compliance with specifications and other regulatory requirements. QSA shall provide access to Novoste, on a continuing basis, to all QSA protocols, standard operating procedures and manufacturing records, as is necessary or relevant for the development, manufacture, handling, storage, labeling, packaging, disposing, transportation and shipment of Source Trains, which may be required in obtaining or maintaining licenses, registrations, authorizations and regulatory authorization of the Medical Device. All such information disclosed to Novoste or its employees or agents, shall be deemed to be Novoste's Confidential Information as such term is defined in this Agreement.

17.5  Approval for Manufacturing Changes

      QSA agrees that no changes will be made to any materials, Specifications, Equipment, Hot Cell(s) or methods of production or testing the Sources, without Novoste's prior written approval. Subsequent to such approval by Novoste, QSA may then make such approved changes in manufacturing procedures, so long as in any event:

      (i) such changes are permitted by applicable government regulations and the terms of any licenses, registrations, authorizations or approvals previously granted by the applicable governmental entity with respect to the Medical Device, and

      (ii) Novoste receives copies of all documentation relating to such approved changes.

      If the changes require the additional license, registration, authorization or approval of any applicable governmental entity in Europe, United States or elsewhere, such changes may not be implemented until QSA receives written notice that the governmental entity or entities has or have authorized or approved the change. Each Party shall cooperate fully with the other in preparing data and information for a submission requesting prior authorization or approval of a change in materials, specifications, equipment or methods of production or testing. However, where changes are required to be made at the request of a regulatory body, Novoste shall not withhold their agreement to such changes.

17.6  New Regulatory Requirements

      Each Party shall promptly notify the other of new regulatory requirements of which it becomes aware which are relevant to the manufacture of Sources under this Agreement and which are required by the European Authority, United States Authority or other applicable governmental entities and the Parties shall confer with each other with respect to the best means to comply with such requirements. QSA shall be responsible for implementing and complying with any new or revised regulatory requirements arising after the Effective Date relating to QSA's performance of this Agreement.

                         ARTICLE 18 - GENERAL INDEMNITY

18.1  Hold Harmless

      QSA and Novoste, as the case may be, shall indemnify and hold harmless the other from and against any and all costs, claims, judgements or other expenses, including reasonable attorney fees, arising as a result of damages claimed by third parties, in tort, contract or other legal theory, or arising as a result of its violation of any applicable law or regulation, in each case occasioned by QSA's or Novoste's negligence or willfulness or that of their respective employees or agents, in carrying out their obligations hereunder.

18.2  Indemnification Procedures

      A Party (the "Indemnitee") which intends to claim indemnification under this Agreement shall promptly notify the other Party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitor shall have sole and exclusive control of the defense of any legal action, including the choice and direction of any legal counsel. The Indemnittee may not settle nor compromise any legal action without the written consent of the Indemnitor The Indemnitee, and its respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

18.3  Survival of Article

      This Article 18 shall survive the termination of this Agreement for any reason including expiration of the term.

                      ARTICLE 19 - DISCLOSURE OF TECHNOLOGY

19.1  Disclosure

      Except as otherwise set out, it is agreed that disclosure of data, information or technology by QSA or Novoste, to the other, during the term of this Agreement shall not, except to the extent granted herein, constitute any grant, option or license under any patent, technology or other rights, held by QSA or Novoste.

                          ARTICLE 20 - CONFIDENTIALITY

20.1  Confidentiality and Exceptions

      During the term of this Agreement and for a period of ten (10) years thereafter, each Party hereto shall maintain in confidence all technology including Background Technology, Novoste Technology, Jointly Owned Arising IP and know-how, data, processes, methods, techniques, formulas, test data and other information disclosed to such Party by the other Party whether or not it is identified as "Confidential Information" by the disclosing Party (collectively "Confidential Information"). This obligation of confidentiality shall not apply to the extent that it can be established by the Party in receipt of such Confidential Information, that the information:

      i)    was already known to the receiving Party at the time of disclosure;

      ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure;

      iii) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party through no act or omission of the receiving Party;

      iv) was disclosed to the receiving Party by a third Party who had no obligation to restrict disclosure of such information; or

      v) was independently developed by the receiving Party without any use of Confidential Information of the disclosing Party.

      Notwithstanding the foregoing, QSA and Novoste may both disclose Confidential Information to an Affiliate provided that the Affiliate is bound by confidentiality to the same extent as QSA and Novoste hereunder. The Party disclosing Confidential Information to such Affiliate shall be liable for any unauthorized use or disclosure of the Confidential Information by the Affiliate.

      This Article shall survive termination or expiration of this Agreement in accordance with its terms.

                            ARTICLE 21 - TERMINATION

21.1  Termination for Breach

      This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a "Breach Notice"), specifying the grounds thereof. Upon receipt of such Breach Notice, the breaching Party shall have ninety (90) days to respond by curing such breach. If the breaching Party does not cure such breach within such cure period, the other Party may terminate the Agreement without prejudice to any other rights or remedies which may be available to the non-breaching Party.

21.2  Remedies Upon Termination by QSA Pursuant to Articles 21.1 or 21.3

      If QSA terminates this Agreement, under Articles, 21.1 or 21.3, QSA, in addition to any claim for damages it may have, shall be entitled to:

      (i)   retain all amounts paid by Novoste to QSA prior to such termination;

      (ii) except for the Hot Cell(s), return to Novoste all the Equipment which is owned by Novoste and in QSA's possession and for which Novoste has paid all amounts due to QSA pursuant to this Agreement, unless Novoste requests that QSA decommission the Equipment by using the funds in the Escrow Account;

      (iii) terminate all activities under this Agreement expeditiously so as to minimize costs incurred by Novoste therefor;

      (iv) deliver all completed and undelivered Sources to Novoste, or destroy such Sources, as Novoste may elect.

      (v) immediately upon such termination, except as provided elsewhere in this agreement, terminate all licenses granted by QSA to Novoste under this Agreement which rights shall revert back to QSA; and

      (vi) where applicable receive from Novoste written confirmation that the foregoing steps have been taken and that it has ceased using all patents data, information, technology, trade secrets and other intellectual property owned by QSA pursuant to this Agreement.

      Novoste shall further reimburse QSA for all reimbursable costs incurred and sums owing but not invoiced prior to the effective date of any such termination by QSA under this Agreement. In addition, Novoste will if QSA so opts, either promptly transfer title of the Hot Cell(s) to QSA or allow the execution of the Decontamination and Decommissioning work by using the funds in the Escrow Account, whereupon Novoste shall have no further obligations under Article 6.1.


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

21.3  Bankruptcy

      Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by either Party in the event the other Party files a petition in bankruptcy, is adjudicated a bankrupt, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it which is not dismissed within sixty (60) days or proceedings are taken to liquidate the assets of such Party which are not stayed within sixty (60) days. Any assets jointly owned by the two Parties including the Jointly Owned Arising IP shall become the property of the Party not seeking such relief.

21.4  Remedies Upon Termination by Novoste Pursuant to Article 21.1 or Article
      21.3

      If Novoste terminates this Agreement under Article 21.1 or under Article 21.3, or under any other provision hereof, Novoste, in addition to any claim for damages it may have, shall be entitled to:

      (i) within thirty (30) days of such termination at QSA's expense if termination is caused by a breach of QSA's or at Novoste's if termination is for any other reason, receive the Equipment and all related materials, in its then current condition (subject to decontamination);

      (ii) exercise the option whether the Hot Cell(s) shall be returned to Novoste by QSA or whether they shall be decontaminated and decommissioned by QSA by using the funds in the Escrow Account;

      (iii) receive all completed Sources which have been ordered but not delivered;

      (iv) immediately upon such termination, terminate all licenses granted by Novoste to QSA under this Agreement which rights shall revert back to Novoste and QSA shall then destroy all Sources Novoste elects not to acquire; and

      (v) receive from QSA written confirmation that the foregoing steps have been taken and that it has ceased using all patents data, information, technology, trade secrets and other intellectual property owned by Novoste pursuant to this Agreement.

21.5  Consequences of Termination or Expiration

      Notwithstanding expiration or termination of this Agreement, the obligations of the Parties under Articles 21 shall survive termination of this Agreement.

                              ARTICLE 22 - NOTICES

22.1 Within thirty (30) days after execution of this Agreement, the Parties shall each designate a Project Manager, who shall be responsible for coordinating communication and monitoring performance under this Agreement. All references in this Agreement to changes to the Schedules shall be automatically approved if agreed in writing by both Parties Project Managers.

22.2 Any notice to be sent to a Party hereunder except with regard to changes to the Schedules hereto shall be forwarded to:

            QSA at:        QSA Division of AEA Technology PLC
                           Building 329
                           Harwell, Didcot
                           Oxfordshire, OX11 ORA
                           United Kingdom

            Attention:     Mr. Hugh Evans

            with copy to:  Ms. Katherine Boyce

            Novoste at:    Novoste Corporation
                           3890 Steve Reynolds Blvd.
                           Norcross, GA 30093

            Attention:     David N. Gill

      Any notice required or authorized to be given by a Party to the other in accordance with the provisions of this Agreement shall, unless otherwise specifically stipulated, be in writing and delivered personally, overnight courier or electronic facsimile confirmed by registered mail.

                ARTICLE 23 - DISCLAIMER OF CONSEQUENTIAL DAMAGES

23.1  Disclaimer

      In no event shall either Party be liable to the other for indirect, contingent, incidental, special or consequential damages, including, but not limited to, any claim for damages based on lost profits, cost of capital, loss of business opportunity or loss of time.

                             ARTICLE 24 - ASSIGNMENT

24.1  No Assignment

      This Agreement shall endure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties. Neither QSA nor Novoste shall assign any portion of this Agreement without the written approval of the other Party, which approval shall not be unreasonably withheld.

      However, either Party has the right to assign this agreement to an Affiliate, but in such case shall remain liable to the other Party for the performance of its Affiliate and shall indemnify the other Party and hold it harmless from and against all costs, claims, judgements and other expenses arising from the Affiliate's performance or failure of performance.

      QSA shall be entitled to subcontract to third parties any of its obligations set out in this Agreement in order to carry out its obligations hereunder; provided, however, that QSA may not subcontract any obligation in this Agreement unless such subcontractor shall agree to be bound by all of the relevant provisions hereof. QSA shall remain responsible for the performance of its subcontractors and shall indemnify Novoste and hold it harmless from and against any and all costs, claims, judgments or other expenses arising from any subcontractor's performance or failure of performance.

                             ARTICLE 25 - COMPLIANCE

25.1  Compliance with Laws

      This Agreement shall be carried out in compliance with all relevant laws, bylaws, rules, regulations and orders of government or manifestations thereof of Germany, the European Union and the United States.

                             ARTICLE 26 - NON-WAIVER

26.1  Non-Waiver of Rights

      Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not affect either Party's rights in the event of any additional breach.

                           ARTICLE 27 - FORCE MAJEURE

27.1  Force Majeure

      Neither Party shall be liable to the other for loss or damage by virtue of the occurrence of an event of Force Majeure. In the event of Force Majeure, the Party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations. If QSA is the Party affected by the Force Majeure event, QSA agrees that it will resume production of Source Trains as soon as practicable thereafter. For such time as QSA is affected by an event of Force Majeure, Novoste is relieved from its purchase obligations under this Agreement which purchase commitments shall be adjusted accordingly on a pro rated annual basis. "Force Majeure" shall mean an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such event occurs by reason of any act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government not existing on the Effective Date, failure of unaffiliated suppliers to provide materials, equipment or machinery, interruption of or delay in transportation, strike or labor disruption, or other cause, whether similar or dissimilar to those above enumerated, beyond the commercially reasonable control of such Party.

                              ARTICLE 28 INSURANCE

28.1  Novoste Insurance

      During the Term of this Agreement and for a period of four years after the expiration or other termination hereof, Novoste shall maintain in force and effect product liability insurance issued by a reputable insurance company with a rating reasonably satisfactory to QSA. Such insurance shall
      (a) insure against Damages resulting from or caused by (or claimed to be resulting from or caused by) the operation or use of any Medical Devices marketed or distributed by Novoste, and (b) shall have coverage limits of not less than U.S. $8,000,000 per occurrence and U.S. $8,000,000 in the aggregate. Within 15 days after the execution of this Agreement, Novoste will deliver to QSA copies of all policies effecting such insurance (in English) with a certificate (in English) of Novoste's insurance broker stating that all premiums then due have been paid.

28.2  QSA Insurance

      QSA agrees, at QSA's expense, to maintain general liability, business interruption (for at least $2 million) and property and casualty insurance covering loss or damage to:

      (i)   the Facility;

      (ii) any asset owned by Novoste in the possession of QSA under this Agreement, including the Hot Cell(s) and Equipment; and

      (iii) QSA's facility located at Braunschweig, Germany, as the case may be.

      Such insurance policy shall designate Novoste as loss payee in the event of any loss or damage involving any asset owned by Novoste and shall name Novoste as an additional insured. QSA agrees that such insurance shall be replacement value insurance for all property owned by Novoste. QSA shall, upon request, provide to Novoste a certificate of insurance designating Novoste as loss payee in event of any loss or damage covered by sub-clause
      (ii) of this Article, provided that any proceeds so received as a result of less than a total loss shall be used to repair such damaged or destroyed assets, including, but not limited to, the Hot Cell(s) and the Equipment. Any insurance proceeds held by QSA pursuant to this Article shall be used to repair or replace such damaged Facility and QSA shall give Novoste thirty (30) days advance notice of any termination or cancellation of such coverage. This Article shall survive termination of this Agreement with respect to sub-clause (ii) of the first sentence of this Article.

      In addition, during the Term of this Agreement and for a period of four years after the expiration or other termination hereof, QSA shall maintain in force and effect product liability insurance issued by a reputable insurance company with a rating reasonably satisfactory to Novoste. Such insurance shall (a) include coverage insuring against Damages resulting from or caused by (or claimed to be resulting from or caused by) the operation or use of any Source shipped or repaired by QSA (b) shall have coverage limits of not less than U.S. $8,000,000 per occurrence and U.S. $8,000,000 in the aggregate, and shall name Novoste as an additional insured. Within 15 days after the execution of this Agreement, QSA will deliver to Novoste copies of all policies effecting such insurance (in English) with a certificate (in English) of QSA's insurance broker stating that all premiums then due have been paid.

                             ARTICLE 29 SEVERABILITY

29.1  Invalid Provisions

      If any provision or term of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Agreement or transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner, in order that the transaction contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                               ARTICLE 30 GENERAL

30.1  Entire Agreement

      This Agreement, including the Schedules hereto which are incorporated herein, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, or discussions. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both Parties hereto.

30.2  Publicity

      The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules or orders, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld. In the event either Party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other Party.

      A copy of any proposed press release shall be provided to the other Party at least three (3) business days prior to any proposed dissemination. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement.

30.3  Export Control

      The Parties understand that materials and information resulting from the performance of this Agreement may be subject to export control laws and that each Party is responsible for its own compliance with such laws. Novoste agrees that the cost of exporting Sources from Germany at its request shall be the responsibility of Novoste.

30.4  Dispute Resolution

      (i) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise relating to scientific or technical issues in connection with QSA's performance under this Agreement, the Parties will attempt in good faith to resolve their differences for sixty (60) days. If, after sixty (60) days, the Parties are unable to resolve such dispute, the Parties shall refer the matter to a third Party consultant with expertise in the scientific or technical area of dispute for sixty (60) days. In the event such consultant is unable to work out a resolution of the issue with the Parties, the Parties shall within 30 days submit the matter to binding arbitration in Frankfurt, Germany to be undertaken pursuant to the applicable rules of the London Court of International Arbitration.

      (ii) In the event that, at any time during the term of this Agreement, a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under this Agreement, or the breach, or invalidity thereof other than a dispute relating to scientific or technical issues in connection with QSA's performance under this Agreement covered by Article 30.4 sub-clause
            (i) above, the Parties will attempt in good faith to resolve their differences by referring the matter to the Chief Executive Officers of the Parties (or their designees) for sixty (60) days, following which if the matter is not resolved it will be submitted to alternative dispute resolution in Frankfurt, Germany to be undertaken pursuant to the applicable rules of the London Court of International Arbitration.

      (iii) The dispute resolution tribunal shall be composed of three arbitrators. The language of the arbitration shall be English. Under the LCIA Rules which are deemed to be incorporated by reference into this Agreement, the arbitrators shall resolve any dispute arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination.


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

30.5  Essence

      Time is of the essence in this agreement.

                           ARTICLE 31 - APPLICABLE LAW

31.1  Applicable law

      This Agreement shall be governed and construed in accordance with the laws of Germany. The Convention on the International Sale of Goods of April 11, 1980 (CISG) and the German Law transforming the CISG into national law shall not apply.

      IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.


                           AEA TECHNOLOGY QSA GMBH

                                 By:________________________________
                                    Hermann Dornhofer
                                    Geschaftsfuhrer


                                 NOVOSTE CORPORATION

                                 By:_________________________________
                                    David N. Gill
                                    Chief Operating Officer


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

                                   Schedule A

                                Development Phase

XXXXX

--------------------------------------------------------------------------------
Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

                                   Schedule B

                              Facility Description

As per the following Gantt chart and detailed Project Cost Estimate.

It is recognized by both Parties that the chart details may change if any of the other schedules change as a result of mutual agreement, confirmed in writing, between the parties.

XXXXX

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

                                   Schedule C

                               PRODUCT DESCRIPTION

The BETA-CATH(TM) System was developed to reduce the incidence of coronary artery restenosis following angioplasty through the delivery of a prescribed dosage of beta radiation to the balloon injury site. It is an integrated system comprised of three separate components: the Delivery Catheter, the Transfer Device, and the Radiation Source Train. However, the System will most likely be sold or leased as only two discrete units of sale: 1) the Delivery Catheter and
2) the Transfer Device containing the Radiation Source Train.

Delivery Catheter

The Delivery Catheter is an invasive device which provides access to the site of balloon injury and the path through which the Radiation Source Train is delivered to the angioplasty treatment site in the coronary artery. The current catheter design is a triple lumen, 5Fr, single extrusion. The three lumens (the Source Train lumen, the hydraulic return lumen and the guidewire lumen) allow for the transfer of the guide-wire and Radiation Source Train, as well as providing a closed hydraulic return loop. The catheter design consists of a rapid-exchange design for the guide-wire lumen primarily for the European market, known as the Beta-Rail(TM), and an over-the-wire design for the US market, known as the Beta-Cath(TM).

Transfer Device

The ergonomically-designed Transfer Device houses the Radiation Source Train and controls the hydraulics during the radiation treatment procedure. The handheld Transfer Device holds the Radiation Source Train until the user depresses a syringe attached to the Transfer Device; this action hydraulically delivers the Radiation Source Train to the treatment zone within the Delivery Catheter. At the end of the treatment, the switching mechanism in the Transfer Device allows the hydraulic pressure to propel the Radiation Source Train back into the Transfer Device. The Transfer Device has also been designed to protect healthcare workers and patients from significant unintended radiation exposure.

Source Train

The Source Train consists of a series of independent cylindrical sources, with an inactive gold marker at each end, providing the radiation dosage for the treatment procedure. Each source is composed of radioactive materials (Sr90/Y90) XXXXX. XXXXX. The Source Train will be contained within the Transfer Device when it is sold commercially and will be offered in 30mm, 40 mm, 50 mm and 60mm lengths.

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Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

Additional components that may be required to use the system are:

                    - sterile sheaths
                    - three-ring syringes
                    - fluid collection bags
                    - sterile saline
                    - stopwatch timer
                    - extension tubing
                    - stopcocks
                    - Luer extension connectors
                    - Response Kit
                    - Bailout Box
                    - Survey meter (generally exists in Radiation Oncology)

                                   Schedule D

                     Source and Source Train Specifications

XXXXX

--------------------------------------------------------------------------------
Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

                                   Schedule E

                                     Pricing

XXXXX

--------------------------------------------------------------------------------
Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.


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